Exhibit 21.1

SUBSIDIARIES

OF

SGS INTERNATIONAL, INC.

The following table lists, as of March 12, 2009, certain of the direct and indirect subsidiaries of SGS International, Inc., and their respective jurisdictions of organization:

Where Incorporated/Organized
Southern Graphic Systems, Inc.	Kentucky
Southern Graphic Systems Mexico, S.de R.L. de C.V.	Mexico
SGS Packaging Europe Holdings Limited	United Kingdom
SGS Packaging Europe Limited	United Kingdom
Project Dove Holdco, Inc.	Delaware
Project Dove Manitoba, LP	Manitoba
Southern Graphic Systems – Canada, Co.	Nova Scotia
MCG Graphics Limited	United Kingdom
The Box Room Limited	United Kingdom
SGS Packaging Netherlands, B.V.	Netherlands
Synnoflex Inc.	Quebec
McGurk Studios Limited	United Kingdom
Thames McGurk Limited	United Kingdom
SGS Asia Pacific Limited	Hong Kong
Backwell Design Inc.	Ontario
Gemini Graphic Packaging Inc.	Ontario

The names of certain other subsidiaries of SGS International, Inc. have been omitted because considered in the aggregate they would not constitute a significant subsidiary.